Exhibit 23.4

                   INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Salton Sea Funding Corporation on Form S-4 of the reports of Deloitte & Touche LLP dated January 26, 1996 relating to the balance sheets of Salton Sea Funding Corporation as of June 20, 1995 (inception date) and December 31, 1995 and the related statements of operations, stockholder's equity and cash flows for the period from June 20, 1995 through December 31, 1995 and of Salton Sea Guarantors, Partnership Guarantors and Salton Sea Royalty Company balance sheets as of December 31, 1995 and the related statements of operations, stockholder's equity and cash flows for the year ended December 31, 1995 appearing in the Prospectus and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Omaha, Nebraska
July 2, 1996